Mail Stop 3628

                                                              September 10,
2020


    Anthony Sfarra
    President
    Wells Fargo Commercial Mortgage Securities, Inc.
    c/o Wells Fargo Bank, National Association
    9062 Old Annapolis Road
    Columbia, MD 21045

            Re:   BANK 2019-BNK19
                  Form 10-K for the Fiscal Year Ended December 31, 2019 Filed March 23, 2020
                  File No. 333-226486-07

    Dear Mr. Sfarra:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                              Sincerely,

                                                              /s/ Arthur C.
Sandel

                                                              Arthur C. Sandel
                                                              Special Counsel
                                                              Office of
Structured Finance


    cc:     Troy Stoddard, Wells Fargo
            David Burkholder, Cadwalader, Wickersham & Taft LLP